Exhibit 99.1

                                  PRESS RELEASE

                     Industry Veteran Dominique Morel joins
                         Playlogic Entertainment as CTO


AMSTERDAM - Aug. 26, 2005 - Playlogic Entertainment, Inc. today announced that Dominique Morel will join the company as chief technology officer, effective Sept. 21, 2005. Morel currently works with Atari Europe as Project Evaluation & Business Development Manager. He will be responsible for the production of all titles developed at Playlogic, both internally and externally.

Morel (32) has been working with Atari for more than 10 years in his current capacity and has also been a major internal consultant for many production decisions for Atari Inc. In addition, he initiated numerous support services, including, notably, the processes regarding quality and content follow-up. In his new position as CTO, Dominique will be responsible for the development of Playlogic's internal and external productions. He will have a key strategic role in Playlogic's business development, evaluation process and current and future line-up.

Willem M. Smit, Playlogic CEO, said, "Dominique is a highly motivated person who has vast experience in the development of high-quality games. Furthermore, he and our chief operating officer, Stefan Layer, worked very successfully at Atari for several years."

"Playlogic is a young publishing company with incredible skills to act and react quickly," said Morel. "In addition to that, the company has a real will to ramp up its bandwidth, as well as the quality of its production. This is a perfect match for me because I am convinced that quality is, more than ever, the essence of the video game industry."


ABOUT PLAYLOGIC
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic, established in early 2002, publishes game concepts across various genres. The company distributes its products worldwide through all available channels, online and offline.

Playlogic is listed on the OTC BB under the symbol "PLGC" and is headquartered in New York and Amsterdam.

Playlogic's portfolio includes games that are being developed by several teams at Playlogic Game Factory, Playlogic's in-house development studio based in Breda, The Netherlands, as well as games developed by a number of studios throughout the world. Currently, 11 games on 21 platforms are under development, including "World Racing 2," "Knights of the Temple 2," "Gene Troopers," "Xyanide," "Age of Pirates" and "State of Emergency 2" to be released in the third and fourth quarters.

Playlogic is always looking for additional, high-quality games and acquires products that can be exploited in the complete value chain of digital entertainment products from games at retail to mobile games and digital TV.

FOR MORE INFORMATION
--------------------
Playlogic Entertainment, Inc.
Esther Berger, Corporate Communication & IR Manager
T: +31 20 676 03 04
M: +31 6 51 874 971
E: eberger@playlogicint.com